INDEPENDENT AUDITORS’ CONSENT

We consent to the use in the amended Registration Statement of Palomine Mining Inc. on Form SB-2 of our Report of Independent Registered Public Accounting Firm, dated March 7, 2005, on the balance sheet of Palomine Mining Inc. as at January 31, 2005, and the related statements of operations, cash flows, and stockholders’ equity for the period from August 13, 2004 (date of inception) to January 31, 2005.

In addition, we consent to the reference to us under the heading “Experts and Legal Counsel” in the Registration Statement.

Vancouver, Canada                                                                 /s/“Morgan & Company”

May 20, 2005

Chartered Accountants

Tel: 604.687.5841

Fax: 604.687.0075